Exhibit 99.1

Neal Goldner Investor Relations 407-206-6149 neal.goldner@mvwc.com

Cameron Klaus Global Communications 407-513-6606 cameron.klaus@mvwc.com
News
Marriott Vacations Worldwide Appoints
Christian Alejandro Asmar to Board of Directors
ORLANDO, Fla. — May 27, 2025 — Marriott Vacations Worldwide Corporation (NYSE: VAC) (“MVW” or the “Company”) announced the appointment of Christian Alejandro Asmar to its Board of Directors effective today. Mr. Asmar is the co-founder and Managing Partner of Impactive Capital, which owns approximately 9.5% of the outstanding shares of MVW.
Following Mr. Asmar’s appointment, MVW’s board will consist of 12 directors, 11 of whom are independent. Also, the Company plans to establish two new ad hoc board committees. One of these committees is expected to focus on advising the Board on the Company’s modernization efforts aimed at revenue growth and cost efficiencies, of which Mr. Asmar will be a member, and a second committee is expected to advise the Board on the Company’s technology innovation strategy.
“Impactive Capital has been a significant stockholder of the Company for over a year, and we have appreciated their ongoing engagement with management and the Board,” said William J. Shaw, Chairman of the Board, Marriott Vacations Worldwide. “Christian brings a depth of expertise and stockholder perspective, and we look forward to working with him to create value for all our stockholders.”
Mr. Asmar said, “I am excited to join the board of MVW at this important time for the Company. Impactive has a strong track record of working constructively with the businesses we invest in, and I look forward to partnering with my fellow directors to support the Board and management in their efforts to drive operational efficiency, enhance free cash flow per share, and deliver sustainable, long-term returns for shareholders.”
Impactive Capital LLC is an active investment management firm based in New York that serves some of the largest pension, endowment and foundations globally. Prior to founding Impactive, Mr. Asmar was a Managing Director and Investing Partner at Blue Harbour Group, a leading activist investment firm. Prior to joining Blue Harbour, Mr. Asmar was a founding team member of Morgan Stanley Infrastructure Partners (MSIP), where he worked in infrastructure investments in the energy, transportation and social infrastructure sectors and served on the board of multi-billion-dollar private infrastructure assets. In addition, he had previous experience in the Investment Banking division at Morgan Stanley where he structured and executed project level financing in emerging markets and Latin America. Mr. Asmar served on the Board of Avid Technology, Inc. [Nasdaq: AVID] from November 2019 to November 2023.

In connection with the appointment of Mr. Asmar to the Board, the Company and Impactive Capital have entered into a support agreement which contains customary standstill provisions.
About Marriott Vacations Worldwide Corporation
Marriott Vacations Worldwide Corporation is a leading global vacation company that offers vacation ownership, exchange, rental and resort and property management, along with related businesses, products, and services. The Company has over 120 vacation ownership resorts and approximately 700,000 owner families in a diverse portfolio that includes some of the most iconic vacation ownership brands. The Company also operates an exchange network and membership programs comprised of more than 3,200 affiliated resorts in over 90 countries and territories, and provides management services to other resorts and lodging properties. As a leader and innovator in the vacation industry, the Company upholds the highest standards of excellence in serving its customers, investors and associates while maintaining exclusive, long-term relationships with Marriott International, Inc. and an affiliate of Hyatt Hotels Corporation for the development, sales and marketing of vacation ownership products and services. For more information, please visit www.marriottvacationsworldwide.com.